                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE

CONTACT:

                  Mark King
                  EVP, Chief Financial Officer
                  ACS, Inc.
                  214-841-8007
                  mark_king@acs-inc.com


                     ACS ANNOUNCES SALE OF ITS ATM BUSINESS

   Strategic plan begins with sale of ATM business with divestitures of other non-strategic operations to follow

DALLAS, TEXAS: June 30, 2000 -- ACS (NYSE: ACS), a leading provider of information technology solutions and services to commercial and government clients worldwide, announced today the signing of a definitive agreement to sell its automated teller machine (ATM) processing and maintenance business for a purchase price of approximately $180 million.

ACS also announced that it is executing several initiatives to position the company for long-term growth. These initiatives include the divestiture of other non-strategic operations, primarily in the commercial professional services and systems integration area. The other divestitures are expected to be completed during the quarter ended September 30, 2000. ACS anticipates the net effect of the gain from the ATM divestiture and the net loss from the other divestitures will result in a non-recurring net positive earnings impact for the quarter ending June 30, 2000.

Mr. Jeff Rich, President and Chief Executive Officer of ACS, said: "We are focused on creating long-term shareholder value and we concluded that ACS' future is providing end-to-end information technology (IT) and business process outsourcing (BPO) solutions to commercial and government clients. These services represent the vast majority of our current revenues, our highest growth potential, and is where we will focus our efforts."

ACS' ATM business is being acquired by Genpass, Inc., a newly formed company funded by GTCR Golder Rauner. GTCR is a leading Chicago-based private equity firm with more than $4 billion of capital under management. Bipin C Shah will serve as Chief Executive Officer of Genpass. "We want to continue to provide the highest level of customer service while taking our customers to the next generation of products and services through the Internet," said Shah. Shah's business partner and co-founder of Genpass, Gregory Dillett, will serve as Chief Financial Officer.

Mr. Mark King, Executive Vice President and Chief Financial Officer of ACS, said: "The net effect of the sale of the ATM business and the other initiatives, which together account for approximately 15% of our current consolidated revenues, should be modestly accretive to earnings on a prospective basis. More important, our organic revenue growth rate, which is already among the highest in the IT services sector, should accelerate as a result of these divestitures." ACS was advised on the transaction by First Annapolis Capital, Inc.

ACS is a Fortune 1000 company providing technology solutions to commercial and government clients worldwide. The company delivers e-solutions; consulting and systems integration services; and complete technology and business process outsourcing solutions to a diverse base of clients and industries. ACS solutions are designed to promote value and enhance business performance and are delivered by more than 17,000 people in 20 countries. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." ACS makes technology work for our clients. Visit ACS on the Internet at http://www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described n the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.